CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" and "Counsel and Independent Registered Public Accounting Firm" and to the use of our report dated January 8, 2007, which is incorporated by reference, in this Registration Statement (Form N-1A No. 2-72836 and 811-3207) of General Money Market Fund, Inc.

ERNST & YOUNG LLP

New York, New York March 26, 2007